Exhibit 16.1

January 29, 2026

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, DC 20549

U.S.A.

Ladies and Gentlemen:

We have read the statements concerning our firm contained in Form 6-K of China Natural Resources, Inc. dated and filed with the Securities and Exchange Commission on January 29, 2026, and are in agreement with the statements concerning our firm contained in the second, third and fifth paragraphs. We have no basis to agree or disagree with other statements contained therein.

Very truly yours

/s/ARK Pro CPA & Co

ARK Pro CPA & Co Hong Kong, China